Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(In thousands)

Management believes that presentation of sales and operating income growth in the fiscal 2004 and 2003 third quarter and nine-month periods, adjusted to eliminate the effects of acquisitions, divestitures, the forward shift in our fiscal calendar (fiscal 2003 was a 53 week year) and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations. The fiscal calendar shift adjustment is made since fiscal 2003 was a 53 week year, resulting in fiscal 2004 starting one week later than normal. This results in a lack of service day comparability in the Education sector when comparing operating results between fiscal periods. Adjusting sales and estimated operating income for this difference in the fiscal calendar enhances comparability between the quarterly and year-to-date periods.

	Three Months Ended			Nine Months Ended
	July 2, 2004	June 27, 2003	% Change	July 2, 2004	June 27, 2003	% Change
ARAMARK Corporation Consolidated Sales (as reported)	$2,594,924	$2,340,554	11%	$7,571,310	$6,859,800	10%
Estimated effect of Calendar Shift	24,425	—		30,964	—
Effect of Currency Translation	—	25,195		—	123,490
Effect of Acquisitions and Divestitures	(81,578)	(9,053)		(225,515)	(21,169)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,537,771	$2,356,696	8%	$7,376,759	$6,962,121	6%

ARAMARK Corporation Consolidated Operating Income (as reported)	$131,950	$128,453	3%	$376,620	$352,300	7%
Estimated effect of Calendar Shift	2,617	—		2,743	—
Effect of Currency Translation	—	1,283		—	6,356
Effect of Acquisitions and Divestitures	(4,052)	(2)		(14,875)	(1,384)

ARAMARK Corporation Consolidated Operating Income (as adjusted)	$130,515	$129,734	1%	$364,488	$357,272	2%

Food and Support Services - International - Sales (as reported)	$474,696	$362,701	31%	$1,364,112	$1,052,255	30%
Effect of Currency Translation	—	25,195		—	123,490

Food and Support Services - International - Sales, Excluding Translation	$474,696	$387,896	22%	$1,364,112	$1,175,745	16%

Food and Support Services - International - Operating Income (as reported)	$19,010	$16,181	17%	$58,306	$47,252	23%
Effect of Currency Translation	—	1,283		—	6,356

Food and Support Services - International - Operating Income, Excluding Translation	$19,010	$17,464	9%	$58,306	$53,608	9%